Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Ronald M. DeFeo and Eric I Cohen, or either of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Terex Corporation Annual Report on Form 10-K for the year ended December 31, 2005 (including, without limitation, amendments), and to file the same with all exhibits thereto, and all document in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURE	TITLE	DATE
/s/ Ronald M. DeFeo	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	May 15, 2006

Ronald M. DeFeo

/s/ Phillip C. Widman	Senior Vice President-Chief Financial Officer (Principal Financial Officer)	May 15, 2006

Phillip C. Widman

/s/ Jonathan D. Carter	Vice President, Controller & Chief Accounting Officer (Principal Accounting Officer)	May 15, 2006

Jonathan D. Carter

/s/ G. Chris Andersen	Director	May 15, 2006

G. Chris Andersen

/s/ Paula Cholmondeley	Director	May 15, 2006

Paula Cholmondeley

/s/ Don DeFosset	Director	May 15, 2006

Don DeFosset

/s/ William H. Fike	Director	May 15, 2006

William H. Fike

/s/ Donald P. Jacobs	Director	May 15, 2006

Donald P. Jacobs

/s/ David A. Sachs	Director	May 15, 2006

David A. Sachs

/s/ J. C. Watts, Jr.	Director	May 15, 2006

J. C. Watts, Jr.

/s/ Helge H. Wehmeier	Director	May 15, 2006

Helge H. Wehmeier